SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of August 31, 2010, to the Custody Agreement, dated as of August 15, 2005, as amended August 12, 2008 (the "Custody Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

The term of the Custody Agreement is extended through August 31, 2013;

Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Exhibit D of the Custody Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BAIRD FUNDS, INC.                                                                           U.S. BANK, N.A.

By: /s/ Mary Ellen Stanek                                                                    By: /s/ Michael R. McVoy____________
Name: Mary Ellen Stanek                                                            Name: Michael R. McVoy
Title: President                                                                             Title: Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Charles M. Weber
Name: Charles M. Weber
Title: Managing Director

Amended Exhibit C
to the
Custody Agreement

Fund Names

Separate Series of Funds

Advisor
Name of Series	Date Added
Baird Intermediate Bond Fund	September 29, 2000
Baird Core Plus Bond Fund	September 29, 2000
Baird Aggregate Bond Fund	September 29, 2000
Baird Short-Term Bond Fund	September 29, 2000
Baird Intermediate Municipal Bond Fund	September 29, 2000

Company
Name of Series	Date Added
Baird LargeCap Fund	September 29, 2000 (strikethrough on signed)
Baird MidCap Fund	December 29, 2000 (strikethrough on signed)

Amended Exhibit D to the Custody Agreement – Baird Funds, Inc.

DOMESTIC CUSTODY SERVICES FEE SCHEDULE Effective September 1, 2010

Annual Fee Based Upon Market Value Per Fund Complex
____ Bps on average daily market value up to $____
____ Bps on average daily market value over $____
Minimum annual fee per fund - $____
Plus portfolio transaction fees

Portfolio Transaction Fees
$____ /book entry DTC transaction/Federal Reserve transaction
$____ /principal paydown
$____ /U.S. Bank repurchase agreement transaction
$____ /short sale
$____ /option/future contract written, exercised or expired
$____ /mutual fund trade/Fed wire/margin variation Fed wire
$____ /physical security transaction
$____ /disbursement (waived if U.S. Bancorp is Administrator)

$____ /segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus ____.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Fees are billed monthly.